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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: DECEMBER 3, 2001
                Date of Earliest Event Reported: DECEMBER 3, 2001

                            LIBERTY MEDIA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

         0-20421                                         84-1288730
(Commission File Number)                    (I.R.S. Employer Identification No.)

                               12300 LIBERTY BLVD.
                            ENGLEWOOD, COLORADO 80112
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (720) 875-5400
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Item 5.     OTHER EVENTS.

On December 3, 2001, Liberty Media Corporation ("Liberty" or the "Company") , UnitedGlobalCom, Inc. ("United") and the current founders of United signed a definitive agreement relating to the transaction (the "Transaction") described in the press release attached hereto as Exhibit 7(c)(1) (the "Press Release"). In connection with the execution of such agreement, Liberty paid to United approximately $241.3 million in partial prepayment of the principal of and accrued interest on two loans that had been extended to Liberty by United in December 2000. Upon closing of the Transaction, Liberty will repay the remaining approximately $287.6 million principal amount of loans owed to United, together with the accrued interest thereon. That repayment may be made, at Liberty's election, in cash, senior notes of Liberty similar to its outstanding senior notes due July 15, 2009 or a combination of the two. Also in Connection With the Execution of Such Agreement. We purchased approximatly 12,000,000,000 Shares of United Class A common Stock for approximatly $20,000,000,000.

The Transaction is subject to approval by the stockholders of United and certain other closing conditions. Holders of a number of United shares sufficient to approve the Transaction have agreed to vote in favor of the Transaction.

In connection with the Transaction, Liberty has sold $237.8 million principal
amount of a new issue of its senior notes to four underwriters.   The new
senior notes have an interest rate of 7-3/4% and mature on July 15, 2009. The description of the sale of the senior notes to the underwriters is qualified in its entirety by reference to the underwriting agreement and the eighth supplemental indenture for the notes, which are attached hereto as Exhibits 7(c)(2) and 7(c)(3), respectively.

Item 7.         FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                EXHIBITS.

(b)             PRO FORMA FINANCIAL INFORMATION

Based upon the terms of the Transaction as discussed in the press release and in Item 5 above and based upon the per-share price implecite in the definative agreement for the stock the of the new holding company ("New United")to be formed to own
United and the assets and cash to be contributed by Liberty, the pro forma effect on the Company's financial position would be as follows if the Transaction had been consummated on September 30, 2001: the Company's (1) cash and cash equivalents would have been reduced by $537 million, (2) investments in affiliates accounted for using the equity method would have increased by $1,433 million, (3) investments in available-for-sale securities would have been reduced by $466 million, (4) deferred income tax liabilities would have increased by $170 million and (5) stockholders'equity would have increased by $260 million. The following pro forma information for the Company's results of operations assumes the Transaction had been consummated as of January 1, 2000:

                                        Nine months            Year
                                           ended               ended
                                    September 30, 2001    December 31, 2000
                                    ------------------    -----------------
                                            (amounts in thousands,)
                                          (except per share amounts)

Share of losses of affiliates                   $4,690          4,311
Net earnings (loss)                             $(2,960)          986
Pro forma basic and diluted earnings (loss)
  attributable to common shareholders           $(1.21)           .38

These pro forma amounts are not necessarily indicative of operating results that would have occurred if the transaction discussed in Item 5 above had been consummated as of January 1, 2000. As the foregoing pro forma information includes all of the significant pro forma adjustments related to the transaction, detailed pro forma financial statements are not included herein.

As a result of a standstill agreement to be entered into between Liberty and New United and the terms of the class of common stock of New United to be received by Liberty in the Transaction, Liberty will not be able to exercise control over New United and accordingly will apply the equity method of accounting for its investment in New United.

         The Transaction is subject to approval by the stockholders of United and other customary closing conditions. Holders of a number of United shares sufficient to approve the Transaction have agreed to vote in favor of the Transaction.
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(C)      Exhibits The following exhibits are being filed with this Form 8-K:

         (c)(1) Joint Press Release issued December 3, 2001 by Liberty Media Corporation and UnitedGlobalCom, Inc.

         (c)(2) Underwriting Agreement among Liberty Media Corporation, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., TD Securities (USA) Inc., and J.P. Morgan Securities Inc., dated December 3, 2001.

         (c)(3) Eighth Supplemental Indenture between Liberty Media Corporation and The Bank of New York, as trustee, dated December 3, 2001.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2001

                                      LIBERTY MEDIA CORPORATION


                                      By:/s/ Christopher W. Shear
                                         ---------------------------------------
                                      Name:  Christopher W. Shear
                                      Title: Vice President
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                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------
7(c)(1)           Joint Press Release issued December 3, 2001 by Liberty Media
                  Corporation and UnitedGlobalCom, Inc.

7(c)(2)           Underwriting Agreement among Liberty Media Corporation, Credit
                  Suisse First Boston Corporation, Salomon Smith Barney Inc., TD
                  Securities (USA) Inc., and J.P. Morgan Securities Inc., dated
                  December 3, 2001.

7(c)(3)           Eighth Supplemental Indenture between Liberty Media
                  Corporation and The Bank of New York, as trustee, dated
                  December 3, 2001.
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